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                                                                      EXHIBIT 11

                              LSI INDUSTRIES INC.

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

                        (IN THOUSANDS, EXCEPT PER SHARE)

                                                       Three Months Ended               Nine Months Ended
                                                             March 31                        March 31
                                                       -------------------             --------------------
                                                       1997           1996             1997            1996
                                                       ----           ----             ----            ----
NET INCOME

       Continuing operations                          $1,269         $  948            $6,123         $5,835
       Discontinued operations                            --             --                --         (1,500)
                                                      ------         ------            ------         ------

              Net income                              $1,269         $  948            $6,123         $4,335
                                                      ======         ======            ======         ======

AVERAGE SHARES OUTSTANDING

Weighted average shares
       outstanding during the period                   9,015          8,243             9,010          7,814

Common Share Equivalents

       Common Shares to be issued under
            a deferred compensation plan                  18             --                 9             --

       Common Shares to be issued
            under stock option plans                     147            357               174            374
                                                      ------         ------            ------         ------

       Average Shares Outstanding                      9,180          8,600             9,193          8,188
                                                      ======         ======            ======         ======

NET INCOME PER SHARE

       Continuing operations                          $  .14         $  .11            $  .67         $  .71
       Discontinued operations                            --             --                --           (.18)
                                                      ------         ------            ------         ------
              Net income per share                    $  .14         $  .11            $  .67         $  .53
                                                      ======         ======            ======         ======


Note: Calculated using the "Treasury Stock" method as if options were exercised and the funds were used to purchase Common Shares at the average market price during the period.

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